                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 2

       Date of Report (Date of earliest event reported): November 3, 2000



                              BIOMUNE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



            Nevada                       0-11472                 870380088
 ----------------------------         -------------           ---------------
 (State or other jurisdiction          (Commission             (IRS Employer
       of incorporation)               File Number)          Identification No.)



              6502 South Archer Road, Bedford Park, Illinois 60501
              ----------------------------------------------------
               (Address of principal executive offices) (Zip Code)




       Registrant's telephone number, including area code: (708) 563-9200



         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

        The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Report on Form 8-K dated December 4, 2000 as set forth in the pages attached hereto.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        The financial statements are amended by filing the following financial statements and pro forma financial information:

        (a)   Financial Statements of Business Acquired.

              Donlar Corporation and Subsidiaries Consolidated Financial Statements as of December 31, 1998 and 1999, and September 30, 2000

              Report of Independent Certified Public Accountants.............F1
              Consolidated Balance Sheets as of December 31, 1998 and
              1999, and September 30, 2000...................................F2
              Consolidated Statements of Operations..........................F3
              Consolidated Statements of Stockholders' Deficit as of
              December 31, 1998 and 1999, and September 30, 2000.............F4
              Consolidated Statements of Cash Flows..........................F5
              Notes to Consolidated Financial Statements.....................F7

        (b)   Pro Forma Financial Information.

              Unaudited Proforma Condensed Combined Statements of Operations and Balance Sheets

              Introduction to Unaudited Proforma
              Condensed Combined Statements of Operations and Balance
              Sheets........................................................F23
              Unaudited Proforma Condensed Combined Balance Sheets..........F24
              Unaudited Proforma Condensed Combined
              Statements of Operations Nine Months ended September 30,
              2000..........................................................F25
              Unaudited Proforma Condensed Combined
              Statements of Operations Twelve Months ended December 31,
              2000..........................................................F26
              Notes to Unaudited Proforma Condensed
              Combined Statements of Operations and Balance Sheets..........F27

        (c)   Exhibits.

              None

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Shareholders and Board of Directors
Donlar Corporation

We have audited the accompanying consolidated balance sheets of Donlar Corporation (an Illinois corporation) and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donlar Corporation and Subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about the Company's ability to continue as a going concern. Management plans with regard to this matter are described In Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Chicago, Illinois
November 10, 2000 (except for note 17, as to which the date is January 19, 2001)

                      DONLAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            As of December 31, 1998 and 1999, and September 30, 2000

                                                            December 31,                (Unaudited)
                                                     ----------------------------      September 30,
                  ASSETS                                1998             1999              2000
----------------------------------------------------------------      -----------      ------------
CURRENT ASSETS:
   Cash and cash equivalents                         $ 2,812,577      $   379,278      $     3,424
   Accounts receivable, net of allowance
     for doubtful accounts of $32,408,
     $23,125 and $23,141 at December
     31, 1998 and 1999, and September
     30, 2000, respectively                               99,074          146,735          262,629
   Inventories                                         5,247,091        2,927,488        2,699,547
   Prepaid expenses and other
     current assets                                      122,749           56,549          142,970
                                                     -----------      -----------      -----------
       Total current assets                            8,281,491        3,510,050        3,108,570
                                                     -----------      -----------      -----------


PROPERTY, PLANT AND EQUIPMENT, net                    11,918,933       11,077,902       10,494,477
                                                     -----------      -----------      -----------
INVESTMENT IN AFFILIATE                                        -                -          563,500
                                                     -----------      -----------      -----------
OTHER ASSETS:
   Deferred financing costs, net of
     accumulated amortization of
     $1,861,532, $0 and $0 at
     December 31, 1998 and 1999,
     and September 30, 2000,
     respectively                                        541,867           10,000           10,000
   Patents, net of accumulated
     amortization of $412,305,
     $562,800 and $685,314 at
     December 31, 1998 and 1999,
     and September 30, 2000,
     respectively                                      1,746,843        1,812,888        1,859,580
   Deposits                                               15,463                -                -
                                                     -----------      -----------      -----------
       Total other assets                              2,304,173        1,822,888        1,869,580
                                                     -----------      -----------      -----------



                                                     $22,504,597      $16,410,840      $16,036,127
                                                     ===========      ===========      ===========


                                                             December 31,              (Unaudited)
                                                     ----------------------------      September 30,
     LIABILITIES AND SHAREHOLDERS' DEFICIT              1998              1999             2000
----------------------------------------------------------------      -----------      -----------

CURRENT LIABILITIES:
  Current portion of convertible debt                $25,221,672      $   343,620      $ 1,177,458
  Current portion of royalty obligation                  212,693                -                -
  Accounts payable                                       337,984          460,302          444,072
  Accrued expenses                                     2,394,849        2,168,260        3,629,724
  Short term notes payable                             5,000,000          262,348        1,379,087
                                                     -----------      -----------      -----------
          Total current liabilities                   33,167,198        3,234,530        6,630,341
                                                     -----------      -----------      -----------
  LONG-TERM LIABILITIES:
    Note payable                                               -       11,309,178       12,078,904
    Convertible debt                                  12,313,926       15,626,340       16,787,369
    Royalty obligation, net of current maturities      6,225,558                -                -
                                                     -----------      -----------      -----------
      Total long-term liabilities                     18,539,484       26,935,518       28,866,273
                                                     -----------      -----------      -----------
      Total liabilities                               51,706,682       30,170,048       35,496,614
                                                     -----------      -----------      -----------

  COMMITMENTS AND CONTINGENCIES:                               -                -                -


  SHAREHOLDERS' DEFICIT:
    Common stock, no par value, 60,000,000 shares
     authorized at December 31, 1998 and
     1999, and September 30, 2000; 223,523,
     2,848,735 and 4,190,819 shares
     issued and outstanding as of
     December 31, 1998 and 1999 and
     September 30, 2000, respectively                     61,457        2,066,017        3,099,422
    Series A convertible preferred stock,
     no par value, 38,000,000 shares
     authorized at December 31, 1998 and
     1999, and September 30, 2000, 18,239,482,
     52,369,528 and 52,369,528 shares
     issued and outstanding as of
     December 31, 1998 and 1999, and
     September 30, 2000, respectively                 12,007,202       31,511,004       31,511,004
    Series C preferred stock, no par value,
     6,020,000 shares authorized at
     December 31, 1998 and 1999, and
     September 30, 2000; 6,019,530,
     0 and 0 shares issued and outstanding
     at December 31, 1998 and 1999, and
     September 30, 2000, respectively                      1,000                -                -
    Additional paid-in capital                         8,671,386       15,171,106       16,390,366
    Accumulated deficit                              (49,898,798)     (62,048,500)     (70,416,947)
    Shareholder note receivable                          (44,332)        (458,835)         (44,332)
                                                     -----------      -----------      -----------
    Total shareholders' deficit                      (29,202,085)     (13,759,208)     (19,460,487)
                                                     -----------      -----------      -----------
                                                     $22,504,597      $16,410,840      $16,036,127
                                                     ===========      ===========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                       DONLAR CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  (Unaudited)
                                                                                    For the
                                                    For the Years Ended        Nine Months Ended
                                                        December 31,              September 30,
                                              ------------------------------   ------------------
                                                  1998              1999              2000
                                              ------------      ------------   ------------------
NET REVENUES                                  $  1,241,247      $    793,723       $    980,000

PRODUCT COSTS                                   (1,951,781)       (3,634,861)        (1,412,884)

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                       (6,963,948)       (3,153,153)        (2,297,650)

RESEARCH AND
  DEVELOPMENT                                   (2,891,350)       (1,743,371)        (1,038,847)
                                              ------------      ------------       ------------
     Loss from operations                      (10,565,832)       (7,737,662)        (3,769,381)
                                              ------------      ------------       ------------
OTHER INCOME (EXPENSE):
     Interest income                                92,368            31,716              6,316
     Interest expense                           (4,712,810)       (4,443,756)        (4,605,382)
                                              ------------      ------------       ------------
                 Total other expense            (4,620,442)       (4,412,040)        (4,599,066)
                                              ------------      ------------       ------------

LOSS BEFORE INCOME TAXES                       (15,186,274)      (12,149,702)        (8,368,447)

PROVISION FOR INCOME
  TAXES                                                 --                --                 --
                                              ------------      ------------       ------------

NET LOSS                                      $(15,186,274)     $(12,149,702)      $ (8,368,447)
                                              ============      ============       ============



The accompanying notes are an integral part of these consolidated financial statements.

                      DONLAR CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              For the Years Ended December 31, 1998 and 1999, and
                  For the Nine Months Ended September 30, 2000


                                                                    Series A                     Series C
                                     Common Stock               Preferred Stock               Preferred Stock          Additional
                                ----------------------    -----------------------------    ----------------------       Paid-In
                                 Shares       Amount        Shares           Amount          Shares       Amount        Capital
                                --------    ----------    -----------     -------------    ----------    --------     -------------
BALANCE, January 1, 1998         213,095    $   58,329    19,157,607       $16,946,358      6,019,530    $ 1,000       $ 7,630,365


Stock repurchase net of
  issuance cost of $99,944             -             -      (918,125)       (4,939,156)             -          -                 -
Exercise of stock options and
  warrants                        10,428         3,128             -                 -              -          -                 -
Repayment of note                      -             -             -                 -              -          -                 -
Vesting of stock options               -             -             -                 -              -          -           490,021
Issuance of warrants                   -             -             -                 -              -          -           551,000
Net loss                               -             -             -                 -              -          -                 -
                               ---------    ----------    ----------       -----------     ----------    -------       -----------

BALANCE, December 31, 1998       223,523        61,457    18,239,482        12,007,202      6,019,530      1,000         8,671,386

Issuance of common stock       2,610,012     2,000,000             -                 -              -          -                 -
Exercise of stock options
  and warrants                    15,200         4,560           160                70              -          -                 -
Rights offering                        -             -    13,617,473         2,889,321              -          -                 -
Vesting of stock options and
  warrants                             -             -             -                 -              -          -           479,311
Conversion of convertible              -             -       233,956         1,000,000              -          -                 -
  debt
Issuance of warrants                   -             -             -                 -              -          -         6,020,409
Litigation settlement                  -             -    20,278,457        15,614,411     (6,019,530)    (1,000)                -
Net loss                               -             -             -                 -              -          -                 -

                               ---------    ----------    ----------       -----------     ----------    -------       -----------
BALANCE, December 31, 1999     2,848,735     2,066,017    52,369,528        31,511,004              -          -        15,171,106
  (Unaudited)

Issuance of common stock       1,342,084     1,033,405             -                 -              -          -                 -
Vesting of stock options               -             -             -                 -              -          -            22,680
Issuance of warrants                   -             -             -                 -              -          -         1,196,580
Repayment of shareholder
  receivable                           -             -             -                 -              -          -                 -
Net loss                               -             -             -                 -              -          -                 -
                               ---------    ----------    ----------       -----------     ----------    -------       -----------

Balance, September 30, 2000
  (unaudited)                  4,190,819    $3,099,422    52,369,528       $31,511,004              -    $     -       $16,390,366
                               =========    ==========    ==========       ===========     ==========    =======       ===========
                                                Shareholder        Total
                                 Accumulated       Note        Shareholders'
                                   Deficit      Receivable        Deficit
                                -------------   -----------    ---------------
BALANCE, January 1, 1998        $(34,712,524)   $ (161,949)     $(10,238,421)


Stock repurchase net of
  issuance cost of $99,944                 -             -        (4,939,156)
Exercise of stock options and
  warrants                                 -             -             3,128
Repayment of note                          -       117,617           117,617
Vesting of stock options                   -             -           490,021
Issuance of warrants                       -             -           551,000
Net loss                         (15,186,274)            -       (15,186,274)
                                ------------    ----------      ------------

BALANCE, December 31, 1998       (49,898,798)      (44,332)      (29,202,085)

Issuance of common stock                   -             -         2,000,000
Exercise of stock options
  and warrants                             -             -             4,630
Rights offering                            -      (414,503)        2,474,818
Vesting of stock options and
  warrants                                 -             -           479,311
Conversion of convertible                  -             -         1,000,000
  debt
Issuance of warrants                       -             -         6,020,409
Litigation settlement                      -             -        15,613,411
Net loss                         (12,149,702)            -       (12,149,702)
                                ------------    ----------      ------------

BALANCE, December 31, 1999       (62,048,500)     (458,835)      (13,759,208)
  (Unaudited)

Issuance of common stock                   -             -         1,033,405
Vesting of stock options                   -             -            22,680
Issuance of warrants                       -             -         1,196,580
Repayment of shareholder
  receivable                               -       414,503           414,503
Net loss                          (8,368,447)            -        (8,368,447)
                                ------------    ----------      ------------

Balance, September 30, 2000
  (unaudited)                   $(70,416,947)   $  (44,332)     $(19,460,487)
                                ============    ==========      ============

The accompanying notes are an integral part of these consolidated financial statements.

                       DONLAR CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                    (Unaudited)
                                                                                                                      For the
                                                                                For the Years Ended              Nine Months Ended
                                                                                    December 31,                   September 30,
                                                                         ---------------------------------       -----------------
                                                                             1998                 1999                 2000
                                                                         ------------         ------------       -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                              $(15,186,274)        $(12,149,702)         $(8,368,447)
   Adjustments to reconcile net loss to net cash used in operating activities-
     Depreciation and amortization                                            582,799            1,570,516              773,755
     Compensation expense related to stock options and warrants               490,020              479,311               22,680
     Interest expense related to royalty obligation                         1,485,750            1,175,161                    -
     Impairment loss related to long-lived assets                             717,216                    -                    -
     Write down of inventory to market                                              -            1,967,339                    -
     Changes in operating assets and liabilities-
       Accounts receivable, net                                               (27,380)             (47,661)            (115,894)
       Inventories                                                            542,756              352,263              227,942
       Prepaid expenses and other current assets                               13,780               76,977              (86,422)
       Deposits                                                               (46,389)                   -                    -
       Accounts payable                                                      (442,481)             122,317              (16,228)
       Accrued expenses                                                     2,964,864            1,060,908            3,317,340
                                                                         ------------         ------------          -----------
                Net cash used in operating activities                      (8,905,339)          (5,392,571)          (4,245,274)
                                                                         ------------         ------------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                                 (377,329)             (42,435)             (67,814)
   Investments in patents                                                    (361,842)            (216,538)            (169,208)
   Purchase of investment                                                           -                    -             (563,500)
                                                                         ------------         ------------          -----------
                Net cash used in investing activities                        (739,171)            (258,973)            (800,522)
                                                                         ------------         ------------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Deferred financing costs                                                    (3,750)                   -                    -
   Proceeds from issuance of convertible notes                              2,285,290            5,688,154            2,917,000
   Proceeds from issuance of Series A preferred stock                               -            2,474,818                    -
   Proceeds from issuance of common stock                                           -            2,000,000            1,033,405
   Litigation Settlement                                                            -           (8,000,000)                   -
   Principal repayment of note payable                                              -           (5,000,000)                   -
   Purchase of Series A preferred stock                                        (6,600)                   -                    -
   Proceeds from the exercise of stock options and warrants                     3,128                4,630                    -
   Principal repayments of convertible debt                                         -              (80,864)            (258,465)
   Proceeds from repayment of shareholder loan                                117,617                    -                    -
   Proceeds from subscriptions receivable                                           -                    -              414,502
   Proceeds from notes payable                                              5,000,000            6,131,507              563,500
                                                                         ------------         ------------          -----------
                Net cash provided by financing activities                   7,395,685            3,218,245            4,669,942
                                                                         ------------         ------------          -----------
DECREASE IN CASH AND CASH EQUIVALENTS                                      (2,248,825)          (2,433,299)            (375,854)

CASH AND CASH EQUIVALENTS, beginning of period                              5,061,402            2,812,577              379,278
                                                                         ------------         ------------          -----------
CASH AND CASH EQUIVALENTS, end of period                                 $  2,812,577         $    379,278          $     3,424
                                                                         ============         ============          ===========

The accompanying notes are an integral part of these consolidated financial statements.

                      DONLAR CORPORATION AND SUBSIDIARIES

                                                                                                                   (Unaudited)
                                                                                                                      For the
                                                                                                                   Nine Months
                                                                                    For the Years Ended                Ended
                                                                                        December 31,               September 30,
                                                                              --------------------------------     -------------
                                                                                   1998               1999             2000
                                                                              --------------     -------------     -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Cash paid for-
     Interest                                                                 $      385,046     $   1,215,331     $   1,313,321
                                                                              ==============     =============     =============
  Noncash financing activities-
     Exchange of 915,000 shares of Series A preferred stock at $5.50 per share, $5,000,000 note payable and related
       $121,790 accrued interest (plus $1,400,000 cash) for
       convertible note                                                       $   10,154,290     $           -     $           -
                                                                              ==============     =============     =============
  Noncash Settlement Agreement transaction-
     Cancellation of royalty obligation                                       $            -     $   7,613,411     $           -
                                                                              ==============     =============     =============

     Cancellation of 1,000 shares of Series C preferred stock                 $            -     $       1,000     $           -
                                                                              ==============     =============     =============

     Issuance of note payable                                                 $            -     $   9,000,000     $           -
                                                                              ==============     =============     =============
     Conversion of note payable, $25,000,000 face value, into
       20,278,457 shares of Series A preferred stock                          $            -     $  15,614,411     $           -
                                                                              ==============     =============     =============

The accompanying notes are an integral part of these consolidated financial statements.

                       DONLAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         December 31, 1998 and 1999, and
                         September 30, 2000 (unaudited)


1.       DESCRIPTION OF THE BUSINESS

         Donlar Corporation, an Illinois corporation, and subsidiaries (the "Company") are in the market development stage of a new family of environmentally friendly biodegradable polymers, known as thermal polyaspartates ("TPA"). During 1996, the Company began manufacturing and distributing these polymers, in limited quantities, to agricultural and industrial markets. In the agricultural market, the products increase a plant's ability to absorb fertilizers more efficiently and have been focused toward winter wheat, corn, cotton and vegetables. In the industrial markets, the products replace nonbiodegradable chemicals, such as polyacrylates, and have been focused toward the oil production, water treatment and detergents and cleaners fields. The Company markets its products to distributors and manufacturers primarily in the United States and Europe.

2.       RISKS AND UNCERTAINTIES

         ABSENCE OF OPERATING PROFITS

         The Company has incurred an expected net loss in each year since its founding, primarily as a result of its research and development endeavors and, as of December 31, 1999, has an accumulated deficit of $62,048,500. The Company's net loss for the nine months ended September 30, 2000 was $8,368,447. The Company expects to incur additional operating losses over the near term. The Company's ability to achieve successful future operations and meet obligations as they become due will depend on many factors including the Company's ability to develop, manufacture, introduce and market commercially acceptable products and obtain additional financing.

         EARLY STAGES OF DEVELOPMENT OF THE COMPANY'S PRODUCTS

         Currently, the Company is in the early stages of market development and commercialization. As a result, the Company's TPA products have been sold in limited test market quantities. In late 1997, the Company completed construction of a new production plant in Peru, Illinois. The Company plans to bring that plant on-line as sales volume and existing inventory levels warrant the need for production.

         FINANCING CONSIDERATIONS AND MANAGEMENT'S PLANS

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, the Company incurred losses of $15,186,274, $12,149,702 and $8,368,447, respectively. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, obtain additional financing as may be required and ultimately obtain profitability.

         The Company intends to finance future operations with existing cash balances and one or more of the following sources of capital: additional capital contributions from existing shareholders, investment by a strategic investor, private placement with a financial investor or an initial public offering. Management believes that financing from such sources, combined with cash provided by operations, will be sufficient to operate for the next year.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Donlar and all entities over which the Company exercises unilateral control. All significant intercompany balances and transactions have been eliminated.

         CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include cash in banks and investments purchased with maturities of up to three months.

         INVENTORIES

         Inventories are stated at the lower of cost or market value, using the first-in, first-out method. Inventories consisted of the following at December 31, 1998 and 1999 and September 30, 2000:

                                             December 31,           (Unaudited)
                                       -------------------------   September 30,
                                          1998           1999          2000
                                       ----------     ----------   ------------

                  Raw material         $1,881,223     $1,125,905    $1,127,803
                  Finished goods        3,365,868      1,801,583     1,571,744
                                       ----------     ----------    ----------
                                       $5,247,091     $2,927,488    $2,699,547
                                       ==========     ==========    ==========

         During 1999, the Company recorded a $1,967,339 charge to product costs to reflect an adjustment of inventory costs to estimated market value.

         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized and depreciated over their useful lives.

         Repair and maintenance are charged to expense as incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recorded in the statement of operations. Depreciation is determined using the straight-line method for financial reporting purposes. Leasehold improvements are amortized over the shorter of the life of the asset or the lease term.

         DEFERRED FINANCING COSTS

         Financial costs related to the issuance of convertible notes payable have been capitalized and are being amortized over the period of the debt. Amortization expense related to these costs was $1,082,389 and $531,867 for the years ended December 31, 1998 and 1999, respectively, $0 for the nine months ended September 30, 2000.

         PATENTS

         Costs incurred in patenting intellectual property consist of fees paid to outside legal counsel. These costs are capitalized and amortized over 15 years using the straight-line method. The Company periodically evaluates the carrying value of patents for possible impairment based upon expected future undiscounted operating cash flows.

         INCOME TAXES

         The Company provides for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recorded based on the differences between the financial statement amounts and tax bases of assets and liabilities, considering the tax rates in effect when these differences are expected to reverse.

         REVENUE RECOGNITION

         Revenues are recognized when product title and risk of ownership pass.

         RESEARCH AND DEVELOPMENT

         Costs associated with the research and development of new products are expensed as incurred.

         ACCOUNTING FOR STOCK-BASED COMPENSATION

         In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation." The Company has adopted the disclosure-only provisions of Statement 123 with respect to its employees' and directors' noncompensatory stock options and warrants. The expense associated with stock options and warrants issued to nonemployees and nondirectors is reflected in the consolidated financial statements in accordance with Statement 123. As permitted by Statement 123, the intrinsic value of compensatory stock options is reflected in the consolidated financial statements in accordance with Accounting Principles Board Opinion No. 25.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

4.       CONCENTRATION OF CREDIT RISK

         The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable.

         The Company places its cash and short-term investments with high quality financial institutions. At times, such investments may be in excess of the Federal Deposit Insurance Corporation insurance limits.

         The Company currently sells primarily to customers located in the United States and Europe. The Company reviews a customer's credit history before extending credit. In addition, the Company typically reviews the financial strengths of its customers and, as a consequence, believes that its trade accounts receivable risk is limited.

         The Company had sales to certain customers that have accounted for at least 10% of the Company's net revenues. Customer information is as follows for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000:

                              Percentage of Net Revenues                Percentage of Accounts Receivable
                         ------------------------------------   ---------------------------------------------------
                                                 (Unaudited)
                                                 Nine Months
                                                    Ended                                             (Unaudited)
                                                September 30,     December 31,      December 31,     September 30,
                           1998      1999            2000             1998              1999              2000
                         -------    -------     -------------   ---------------   ---------------   ---------------
       Life Sciences
          Customer A      25.7%        -              -                 -                -                  -
          Customer B      13.2%      13.1%          20.2%               -                -                 0.5%
       BioPolymers
          Customer C      14.2%        -              -               38.8%              -                  -
          Customer D        -        21.2%          34.1%               -              55.5%              33.4%
          Customer E        -         1.7%          11.9%               -                -                27.4%

5.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment, along with corresponding estimated useful lives, consisted of the following:

                                                                              December 31,                (Unaudited)
                                                    Useful           -----------------------------       September 30,
         Description                                 Life               1998              1999               2000
         ---------------------------------       ------------        -----------       -----------       ------------
         Land                                                        $   566,782       $   566,782        $   566,782
         Building                                 30 years             5,788,422         5,800,452          5,826,412
         Laboratory and plant equipment           5-10 years           7,058,253         7,075,925          7,112,107
         Furniture and fixtures                   5-7 years              382,500           381,450            387,124
         Leasehold improvements                   1-4 years              132,343           132,342             54,826
                                                                     -----------       -----------        -----------
                  Total property, plant
                      and equipment                                   13,928,300        13,956,951         13,947,251

         Less-Accumulated depreciation
             and amortization                                          2,009,367         2,879,049          3,452,774
                                                                     -----------       -----------        -----------
                  Property, plant and
                      equipment, net                                 $11,918,933       $11,077,902        $10,494,477
                                                                     ===========       ===========        ===========

         In 1998 management relocated the pilot plant activity to the new plant in Peru, Illinois and discontinued use of the leased pilot plant facilities. Accordingly, a 1998 pretax charge of $717,216 is included in research and development in the consolidated statement of operations to write down the related fixed assets to their realizable value.

6.       DEBT

         NOTES PAYABLE

         Notes payable consisted of the following at December 31, 1998 and 1999 and September 30, 2000:

                                                                                               December 31,             (Unaudited)
                                                                                       -----------------------------   September 30,
                                                                                          1998             1999            2000
                                                                                       ----------      -------------   -------------
         Short-term notes payable-
           Note payable, due September 22, 1999, bearing interest at prime plus
              2%, collateralized by a royalty-free license to the Company's
              patents, exclusively in Europe and nonexclusively worldwide              $5,000,000      $           -    $          -

           Unsecured note payable to shareholder and director, due December 31,
              2000, bearing interest at 10% per annum, net of unamortized debt discount of $737,652 and $184,413 at December 31, 1999 and
              September 30, 2000, respectively.                                                 -            262,348         815,587

           Unsecured note payable, due December 31, 2000,
              bearing interest at 10% per annum.                                                -                  -         563,500
                                                                                       ----------      -------------    ------------
                                                                                       $5,000,000      $     262,348    $  1,379,087
                                                                                       ==========      =============    ============
         Long-term notes payable-
           Notes payable to venture capital shareholders, $7,000,000 due June 2,
              2006, and $2,000,000 due December 31, 2006, bearing interest at
              10% per annum, payable quarterly in cash or in kind at the
              Company's option, collateralized by a third lien on the Company's
              patents and a second lien on all its other assets                        $        -      $   9,000,000    $  9,000,000

           Note payable to a shareholder and director, due September 30, 2002, bearing interest at 11% per annum, collateralized by a second lien on the Company's patents, net of unamortized debt discount of
              $2,822,329 and $2,052,603 at December 31, 1999 and September 30,
              2000, respectively.                                                               -          2,309,178       3,078,904
                                                                                       ----------      -------------    ------------
                                                                                       $        -      $  11,309,178    $ 12,078,904
                                                                                       ==========      =============    ============

         In August, 1998 the Company signed a license and supply agreement with BASF Aktiengesellschaft under which the Company has granted to BASF the right to market the Company's agricultural products in Europe. In order to maintain exclusivity, BASF has agreed to purchase certain minimum quantities of Donlar products at prescribed prices. In connection with that agreement, the Company borrowed $5,000,000 from BASF. The note required quarterly interest-only payments at prime plus 2%.

         On October 8, 1999, the Company paid BASF the principal and accrued interest on the note. The Company simultaneously borrowed $5,131,507 from Dr. Robert G. Martin, a Company director and shareholder, in exchange for a $5,131,507, 11% note payable due on September 30, 2002. The note requires quarterly interest only payments prior to the lump-sum principal repayment in 2002. The note is collateralized by a second lien on the Company's patents.

         Dr. Martin has assigned a security interest in certain of his undeveloped real estate and his personal guarantee to a commercial bank which loaned him $5,131,507 on October 5, 1999, the proceeds of which were used to ultimately retire the Company's note payable to BASF.

         In connection with these transactions, the Company awarded Dr. Martin seven-year warrants to purchase 12 million shares of Series A preferred stock at $0.23 per share. The proceeds from issuance of the note and warrants, $5,131,507, were allocated to the note ($2,052,603) and paid-in capital ($3,078,904) based on the relative fair values of the securities issued.

         The loan from the commercial bank to Dr. Martin is supported by the commitment of a group of insurance companies to purchase the applicable note from the bank. The group of insurance companies is also committed to purchase from the bank the $17,639,648 convertible note issued by the Company to the bank in 1999.

         As described in Note 13, Dr. Martin deposited into an escrow account $1 million which was paid to the Willis Stein group in connection with closing the Settlement Agreement transaction on December 31, 1999. In exchange for the $1,000,000, the Company issued to Dr. Martin a one-year unsecured note, bearing interest at 10%, due on December 31, 2000. In addition, the Company issued to Dr. Martin seven-year warrants to purchase 4,347,826 shares of Series A preferred stock at $0.23 per share. The $1,000,000 proceeds were allocated to the note ($262,348 net of debt discount) and paid-in capital for warrants ($737,652) based on their relative fair values.

         Included in notes payable above is $0, $11,571,526 and $12,894,491 at December 31, 1998 and 1999, and September 30, 2000, respectively, in notes which were issued to shareholders.

         CONVERTIBLE DEBT

         Convertible debt consisted of the following:


                                                                          December 31,                      (Unaudited)
                                                                ---------------------------------           September 30,
                                                                   1998                   1998                  2000
                                                                ----------             ----------           ------------
         Unsecured notes payable, due August 26, 1999,
             with a variable royalty payment in lieu of
             interest (see Note 12), convertible into
             6,083,648 shares of Series A and Series B
             preferred stock at December 31, 1998, net
             of unamortized debt discount of $778,328 at
             December 31, 1998.                                 $25,221,672             $      -              $      -

         Unsecured notes payable, due April 15, 2001,
             bearing interest at 12%, convertible into a
             variable number of shares of Series A
             preferred stock at 90% of the per share
             value of an initial public offering or
             strategic investment, net of unamortized
             debt discount of $413,000, $299,333 and
             $96,172 at December 31, 1998 and 1999, and
             September 30, 2000, respectively.                      350,500              534,167               667,328

         Note payable, collateralized by all the
             Company's tangible assets, due April 1,
             2003, bearing interest at 7.0%, convertible
             into a variable number of shares of Series
             A preferred stock at 85% of the per share
             value of an initial public offering or
             strategic investment, net of unamortized
             debt discount of $68,931 at December 31,
             1998.                                               11,963,426                    -                     -


                                                                          December 31,                      (Unaudited)
                                                                ---------------------------------           September 30,
                                                                   1998                   1998                  2000
                                                                ----------             ----------           ------------
         Note payable to bank, collateralized by all the
             Company's tangible and intangible assets,
             due January 1, 2005, bearing interest at
             10% per annum, convertible into shares of
             common stock at $1.01 per share, net of
             unamortized debt discount of $2,203,855 and
             $1,873,276 at December 31, 1999 and
             September 30, 2000, respectively.                  $         -            $15,435,793          $15,507,908

         Unsecured notes payable, due on various dates
             in 2005, bearing interest at 15%,
             convertible into a variable number of
             shares of Series A preferred stock at $1.01
             per share, or $0.505 per share upon an
             initial public offering, net of unamortized
             debt discount of $396,360 at September 30,
             2000.                                                        -                      -            1,370,640

         Unsecured note payable, due July 17, 2005, bearing
             interest at 12%, convertible into a
             variable number of shares of Series A
             preferred stock at $1.01 per share, or
             $0.505 per share upon an initial public
             offering.                                                    -                      -              150,000

         Unsecured notes payable, due on various dates in
             2005, bearing interest at 15%, convertible
             into a variable number of shares of Series
             A preferred stock at $0.77 per share, or
             $0.385 per share upon an initial public
             offering, net of unamortized debt discount
             of $731,049 at September 30, 2000.                           -                      -              268,951
                                                                -----------            -----------          -----------
                                                                $37,535,598            $15,969,960          $17,964,827
                                                                ===========            ===========          ===========

         At December 31, 1999, the notes payable and convertible debt mature as follows:

                2000                                               $  1,392,681
                2001                                                  1,349,672
                2002                                                  5,778,532
                2003                                                    714,194
                2004                                                    788,367
                2005 and beyond                                      23,511,209
                                                                   ------------
                                                                     33,534,655
                Less imputed interest                                 5,993,169
                                                                   ------------
                                                                   $ 27,541,486
                                                                   ============

         In August 1996, the Company received $26,000,000 in exchange for (a) $26,000,000 unsecured notes payable which are convertible into shares of Series A and B preferred stock, (b) Series C preferred stock, (c) shares in one of the Company's subsidiaries, (d) warrants to purchase common stock of the Company and (e) future royalty payments. The proceeds were allocated to the equity instruments and liabilities based upon estimated fair market value as follows. The fair value of the expected stream of royalty payments was estimated to be $3,500,000 (see
         Note 12). The Series C preferred stock's primary feature was voting rights. The stock had no liquidation preference or redemption or conversion features, nor did it provide for dividends. Since this stock had only minimal value, a nominal $1,000 was estimated to be the fair market value. The shares of the Company's subsidiary were assigned a value of $1,000, since the subsidiary had no operations and the subsidiary was subsequently dissolved. The value of the warrants was estimated to be zero since they were performance-based warrants which management estimated would not be exercisable based on projections (see Note 9). The face value of the convertible notes payable was $26,000,000. A debt discount totaling $3,502,000 was recorded and was amortized over the three-year period of the related debt.

         The notes contained an automatic conversion provision. In 1997 holders of notes aggregating $4,000,000 (face amount) surrendered their notes following a notice and request by the Company for conversion. The holders of notes aggregating $22,000,000 (face amount) had not surrendered or agreed to convert their notes. The matter of the automatic conversion was in dispute between the Company and the note holders and was included in the litigation discussed in Note 13. A $1,000,000 note held by Dr. Martin was converted into 233,956 shares of Series A preferred stock in 1999.

         1998 SHAREHOLDER FINANCING

         In 1998, the Company received $763,500 from certain shareholders in exchange for (a) 12% three-year notes convertible into Series A preferred stock at 90% of the per share value of an initial public offering or a future equity investment in the Company of at least $15,000,000; and (b) ten-year warrants for $763,500 in Series A preferred stock, exercisable at the per share value of the next equity investment in the Company of at least $15,000,000. A debt discount of $551,000 recorded to reflect the value of the warrants is being amortized over a 36-month period beginning April 15, 1998. The number of shares into which the notes are convertible is subject to a minimum such that, if necessary, at the time of an initial public offering or the next equity investment in the Company of at least $15,000,000, the value of participating shareholders' shares, options and warrants would be at least 150% of the shareholders' $2,763,586 basis in these and prior investments.

         BANK FINANCING

         During 1997, the Company borrowed $5 million from a commercial bank, supported by the commitment of a group of insurance companies which were shareholders of the Company to purchase the applicable note and mortgage from the bank. The note bore interest at 9.77% and required quarterly interest only payments in 1998 and quarterly interest and principal payments based on a 15-year amortization schedule for the next four years with the remaining balance due on January 1, 2003. The loan was required to be repaid on completion of an initial public offering with a 1% prepayment penalty if an offering were completed in 1998. The note was collateralized by a mortgage on the Company's Peru, Illinois real estate and its equipment.

         In 1998, the $5,000,000 note payable described in the preceding paragraph and 915,000 shares of Series A preferred stock owned by the group of insurance companies (referred to above) which was purchased by the Company were restructured into a 7% five-year note convertible into shares of common stock at $5.00 per share or 85% of the per share value of a future public offering or strategic equity investment in the Company of at least $15,000,000. Cash proceeds to the Company were $1,400,000. Interest of $478,067 was recorded over the seven-month period until the outstanding obligation equaled the face amount of the note, $12,032,357, on February 1, 1999. Thereafter, the Company was required to make quarterly principal and interest payments on a 15-year amortization schedule and a final balloon payment on April 1, 2003. The convertible note was collateralized by all the tangible assets of the Company.

         With the agreement of the note holder, the two $323,465 payments of principal and interest scheduled for July 1 and October 1, 1999, were deferred until December 30, 1999, at which time, the Company and the noteholder restructured the note, accrued interest and late fees on the note as well as an additional $5 million of cash proceeds to the Company, into a new $17,639,648 convertible note. The amended and restated note bears interest at 10% and requires quarterly interest and principal payments based on a 15-year amortization schedule, with the remaining balance due January 1, 2005. The note is convertible in whole or in part into shares of the Company's Series A preferred stock at an exercise price of $1.01 per share. The note is collateralized by all the Company's tangible and intangible assets. In connection with the issuance of the note, the Company granted the insurance companies a 7-year warrant for the purchase of 6,025,171 shares of the Company's common stock at an exercise price of $0.01 per share. The value of the warrant, $4,599,571, was recorded as debt discount on the note ($2,395,717) and paid-in capital ($2,203,854). The proceeds were allocated to the note and warrant based on the relative fair value of the securities issued.

         2000 SHAREHOLDER FINANCING

         During February 2000 through July 2000, the Company received $1,767,000 from various shareholders in exchange for (a) five year 15% notes convertible into shares of Series A preferred stock at $1.01 per share, or $0.505 per share in the event of an initial public offering, (b) and five year warrants to purchase 773,062 shares of Series A preferred stock at $0.01 per share.

         From July 2000 through August 2000, Dr. Martin paid $1,000,000 for (a) five year 15% notes convertible into shares of Series A preferred stock at $0.77 per share, or $0.385 per share in the event of an initial public offering, (b) five years warrants to purchase 4,069,262 shares of Series A preferred stock of $0.01 per share, (c) 1% royalty on all the Company's sales for the next ten years. The proceeds of the above transactions were allocated to the notes, warrants and royalty agreements based on the relative fair value of the securities and agreements issued.

         The Company also issued a $150,000 convertible note with a maturity date of July 17, 2005. This note is convertible at $1.01 a share for Series A preferred stock or $0.505 per share upon an initial public offering.

         These 2000 debt agreements contain beneficial conversion features, should the Company enter into an initial public offering. These beneficial conversion features would result in approximately $2,000,000 of additional interest expense in the event of an initial public offering.

7.       INCOME TAXES

         At December 31, 1998 and 1999, and September 30, 2000, the Company had federal tax net operating loss carryforwards of approximately $39,000,000, $49,240,000 and $53,930,000 respectively, which begin to expire in 2007. The provision for income taxes consisted of the following:

                                                                                               (Unaudited)
                                                               Year Ended                   Nine Months Ended
                                                              December 31,                    September 30,
                                                    ----------------------------------     -------------------
                                                        1998                1999                  2000
                                                    --------------     ---------------     -------------------
         Current                                    $         -        $           -         $           -
         Federal                                              -                    -                     -
         State                                                -                    -                     -
                                                    --------------     ---------------     -------------------

                Total current provision                       -                    -                     -

         Deferred
           Federal                                    5,128,000            3,504,000             2,209,000
           State                                        699,000              478,000               299,000
                                                    --------------     ---------------     -------------------

                Total deferred provision              5,827,000            3,982,000             2,508,000

         Valuation allowance                         (5,827,000)          (3,982,000)           (2,508,000)
                                                    --------------     ---------------     ------------------
                Total provision for
                  income taxes                      $         -        $          -          $           -
                                                    ==============     ===============     ===================

         A reconciliation of the statutory federal tax rate to the actual effective income tax rate for the years ended December 31, 1998 and 1999, and the nine months ended September 30, 1999 and 2000, is as follows:

                                                                                               (Unaudited)
                                                               Year Ended                   Nine Months Ended
                                                              December 31,                    September 30,
                                                    -------------- --- ---------------    ----------------------
                                                        1998                1999                  2000
                                                    --------------     ---------------    ----------------------
         Statutory rate                                34.0%                34.0%                34.0%
         State taxes, net of federal
           benefit and state credits                    4.6                  4.6                  4.6
         Other                                            -                    -                 (8.6)
         Valuation allowance                          (38.6)               (38.6)               (30.0)
                                                    --------------     ---------------    ----------------------
                      Effective rate                      0%                   0%                   0%
                                                    ==============     ===============    ======================

         The components of the net deferred tax assets and liabilities are as follows:

                                                                                                 (Unaudited)
                                                                  December 31,                  September 30,
                                                       -----------------------------------     ----------------
                                                            1998                1999                2000
                                                       ----------------    ---------------     ----------------
         Deferred tax assets-
           Net tax operating loss carryforwards          $ 15,070,000       $ 19,007,000         $ 20,313,000
           Stock options, warrants, and other               3,095,000          3,305,000              223,000
           Property and equipment                             184,000             19,000               91,000
           Other                                                    -                  -              222,000
                                                       ----------------    ---------------     ----------------
                      Total deferred tax assets            18,349,000         22,331,000           20,849,000

         Deferred tax liabilities-
         Valuation allowance                              (18,349,000)       (22,331,000)         (20,849,000)
                                                       ----------------    ---------------     ----------------
                      Net deferred taxes               $            -      $           -         $          -
                                                       ================    ===============     ================

8.       SHAREHOLDERS' EQUITY

         Series A preferred stock is convertible into shares of common stock at a rate of one to one, has voting privileges, a stated liquidation preference amount of $2.25 per share and is entitled to noncumulative dividends which are declared at the discretion of the Board of Directors.

         Series B and Series C preferred stock were retired in connection with the 1999 Settlement Agreement transaction discussed in Note 13.

         In accordance with the Shareholders' Agreement, the Company has the right of first refusal on all dispositions of stock, except as described below. All shareholders are required to give the Company 30 days' written notice of their intention to dispose of shares. The written notice must include the terms and conditions of the proposed disposition. The Company has 30 days to purchase all or a portion of the shares. If the Company chooses not to purchase the shares, the shareholder must execute the transaction with the proposed purchaser within 90 days of the written notice. The Company does not have the right of first refusal if the shares are being transferred to family members, family trusts or charitable, educational, fraternal or religious organizations. In addition, 10% shareholders (as defined) may dispose of a portion of their ownership without consent of the Company, as long as the fair market value of the shares or the consideration to be received does not exceed $500,000, subject to certain restrictions. Beginning in August 1998, 10% shareholders may transfer up to 25% of their ownership without the Company's consent, as long as the prospective purchaser is not a competitor.

         1999 FINANCING

         In September 1999, the Board of Directors approved a shareholder preemptive rights offering under the terms of which holders of all the outstanding Series A preferred stock and common stock of the Company (other than Willis Stein and Partners and Star Polymers who under the terms of the Settlement Agreement (Note 13) were protected from dilution effects of the offering) were awarded the right to purchase 13,617,473 additional shares of the Company.

         Proceeds from the offering were $2,889,321 including subscriptions receivable of $414,503, or $0.21 per share.

         2000 FINANCING

         In June 2000, certain director/shareholders paid $320,000 for 415,584 shares of common stock. In July 2000 the group of insurance companies which provided the 1999 financing described in Note 6, purchased 926,500 shares of common stock for $713,405.


9.       STOCK OPTIONS AND WARRANTS

         STOCK OPTIONS

         In 1994, the Company adopted incentive and nonstatutory stock option plans for employees and consultants and has reserved 3,000,000 shares of common stock and 1,000,000 shares of Series A preferred stock for issuance under such plans. The plans are administered by the Board of Directors and provide for the issuance of options to purchase shares of common stock and Series A preferred stock. Terms of each option, including the exercise price and vesting period, are determined by the Board of Directors, and in no event can the life of an option exceed ten years from the date of grant. Generally, the options vest either immediately or over a five-year period.

         On October 3, 1997, the Company established a Long-Term Equity Compensation Plan (the "1997 Plan"), which is effective as of the completion of an initial public offering. The 1997 Plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares and performance units. The Company reserved 1,000,000 shares of Series A preferred stock for issuance under the 1997 Plan.

         Activity of the stock option plans is as follows:

                                                                 Shares Under Option
                                                                 -------------------
                                                Common                                   Series A Preferred
                              --------------------------------------------    ------------------------------------------
                                                               Weighted                                       Weighted
                                                               Average         Number                         Average
                               Number of       Exercise        Exercise          of           Exercise        Exercise
                                Shares        Price Range        Price         Shares       Price Range        Price
                              ------------    ------------    ------------    ---------    --------------    -----------
     Outstanding as of
        January 1, 1998       2,448,946        $.23-5.50         $.29          630,226       $ .44-5.50         $4.43
          Issued                224,300         .30-1.00          .97           14,000        5.00-5.50          5.11
          Canceled            (828,501)          .23-.30          .25         (65,000)        3.00-5.50          4.42
          Exercised            (10,428)              .30          .30                -                -             -
                              ------------    ------------    ------------    ---------    --------------    -----------
     Outstanding as of
        December 31, 1998     1,834,317         .30-5.50          .38          579,226        .44.-5.50          4.45
          Issued                717,300              .30          .30                -                -             -
          Canceled             (90,090)         .30-1.00          .69         (84,818)        3.00-5.50          5.05
          Exercised            (15,200)              .30          .30            (160)              .44           .44
                              ------------    ------------    ------------    ---------    --------------    -----------
     Outstanding as of
        December 31, 1999     2,446,327        $ 30-5.50         $.35          494,248       $3.00-5.50         $4.32
                              ============    ============    ============    =========    ==============    ===========
     Outstanding as of
        September 30, 2000
        (unaudited)           2,446,327        $.30-5.50         $.35          494,248       $3.00-5.50         $4.32
                              ============    ============    ============    =========    ==============    ===========
     Exercisable at
        December 31, 1999     2,376,427        $.30-5.50         $.35          433,981       $3.00-5.50         $4.11
                              ============    ============    ============    =========    ==============    ===========
     Exercisable at
        September 30, 2000
        (unaudited)           2,417,927        $.30-5.50         $.35          458,048       $3.00-5.50         $4.15
                              ============    ============    ============    =========    ==============    ===========

         The fair value of each option granted in 1998 and 1999 was estimated on the date of grant based on the Black-Scholes option pricing model assuming among other things, no dividend yield, expected volatility of 55%, expected life of seven years and an average risk free interest rate ranging from 6.0% to 6.4%.

         The weighted average fair value of the options granted during 1998 under the Company's stock option plan was approximately $4.44 and $3.12 for common stock and Series A preferred stock, respectively. The weighted average fair value of the common options granted during 1999 under the Company's stock option plan was approximately $0.66. As of December 31, 1999 and September 30, 2000, the remaining contractual life of all options was approximately 6.9 and 6.1 years, respectively.

         WARRANTS

         The Company issued 16,827,763 warrants during 1996 and 1,359,546 warrants during 1997 and 1,116,294 warrants during 1998 in connection with the issuance of convertible notes payable due in 1999. The warrants, if exercisable, would have permitted the holders to purchase additional shares of common stock, which, when combined with shares issued and to be issued upon conversion of the notes and other equity instruments, would have equaled 49.92% of the then outstanding common stock, preferred stock and all securities convertible into or exercisable for common or preferred stock.

         As described in Note 13, the Company was in litigation with certain of the investors who provided the financing related to the warrants. As described in Note 13, on December 31, 1999, the transactions described in the Settlement Agreement closed and the warrants were surrendered and canceled.

         In 1998, the Company issued warrants to purchase 138,818 shares of Series A preferred stock in connection with the $763,500 convertible notes (Note 6). Management has assumed an exercise price of $5.50 per share for these warrants.

         As described in Note 6, the Company issued warrants to purchase 6,025,171 shares of common stock at an exercise price of $.01 per share to the insurance companies in connection with the $17,639,648 convertible note restructured on December 30, 1999.

         As described in Notes 6 and 13, Dr. Robert G. Martin, a director and shareholder, pledged certain personal assets as collateral for the Company's loan from BASF and, through a loan from a bank, loaned $5,131,507 to the Company, which proceeds the Company, in turn, used to retire the BASF note. In addition, Dr. Martin deposited into an escrow account $1 million in marketable securities as part of the 1999 Settlement Agreement (Note 13). That $1 million was ultimately paid to the Willis Stein group upon closing the Settlement Agreement transaction on December 31, 1999.

         In consideration of the above, the Company awarded Dr. Martin 7-year warrants to purchase an aggregate of 16,347,826 shares of Series A preferred stock at $.23 per share.

                                                                    Shares Under Warrant
                                                                    --------------------
                                                                           Common
                                                              --------------------------------    -----------------
                                                               Number of          Exercise        Weighted Average
                                                                 Shares          Price Range       Exercise Price
                                                              -------------     --------------    -----------------
       Outstanding as of January 1, 1998                         271,617          $     .30            $.30
            Issued                                                     -                  -               -
            Canceled                                                   -                  -               -
            Exercised                                                  -                  -               -
                                                              -------------     --------------    -----------------

       Outstanding as of December 31, 1998                       271,617                                .30
                                                                                        .30
            Issued                                             6,025,171                .01             .01
            Canceled                                                   -                  -               -
            Exercised                                                  -                  -               -
                                                              -------------     --------------    -----------------
       Outstanding as of December 31, 1999                     6,296,788          $ .01-.30            $.02
                                                              =============     ==============    =================
       Outstanding at September 30, 2000 (unaudited)           6,296,788          $ .01-.30            $.02
                                                              =============     ==============    =================
       Exercisable at December 31, 1999                        6,296,788          $.01-$.30            $.02
                                                              =============     ==============    =================
       Exercisable at September 30, 2000 (unaudited)           6,296,788          $.01-$.30            $.02
                                                              =============     ==============    =================

                                                                     Shares Under Warrant
                                                                     --------------------
                                                                      Series A Preferred
                                                              --------------------------------------------------------
                                                                                                          Weighted
                                                                Number of         Exercise Price          Average
                                                                 Shares               Range            Exercise Price
                                                              --------------    -------------------    ---------------
       Outstanding as of January 1, 1998                       19,814,572           $.00001-5.00          $    .21
            Issued                                              1,255,113           $.00001-5.00          $    .55
            Canceled                                                    -                     -                  -
            Exercised                                                   -                     -                  -
                                                              --------------    -------------------    ---------------
                                                              --------------    -------------------    ---------------

       Outstanding as of December 31, 1998                     21,069,685           $.00001-5.00          $    .23
            Issued                                             16,347,826                    .23               .23
            Canceled                                           19,303,603                 .00001            .00001
            Exercised                                                   -                      -                 -
                                                              --------------    -------------------    ---------------

       Outstanding as of December 31, 1999                     18,113,908               .01-5.00               .48
            Issued                                              4,842,324                    .01               .01
            Canceled                                                    -                      -                 -
            Exercised                                                   -                      -                 -
                                                              --------------    -------------------    ---------------

       Outstanding at September 30, 2000 (unaudited)           22,956,232           $   .01-5.00          $    .38
                                                              ==============    ===================    ===============
       Exercisable at December 31, 1999                        18,113,908           $   .01-5.00          $    .48
                                                              ==============    ===================    ===============
       Exercisable at September 30, 2000 (unaudited)           22,956,232           $   .01-5.00          $    .38
                                                              ==============    ===================    ===============

         The fair value of each warrant granted in 1998, 1999 and 2000 was estimated on the date of grant based on the Black-Scholes option pricing model assuming, among other things, no dividend yield, an average risk-free interest rate of 6.0%, expected volatility of 55% and expected life of seven years.

         The weighted average fair value of the Series A preferred warrants granted for the years ended December 31, 1998 and 1999, and the nine months ended September 30, 2000, was approximately $.44, $.65 and $.76 respectively. As of December 31, 1999 and September 30, 2000, the remaining contractual life of Series A warrants was approximately 6.9 and 5.9 years, respectively. As of December 31, 1999 and September 30, 2000, the remaining contractual life of the common warrants was approximately 6.9 and 6.2 years, respectively.

         PRO FORMA RESULTS

         Had the Company accounted for its options in accordance with Statement 123, 1998 and 1999 pro forma net loss would have been approximately $15,577,370 and $12,078,596, respectively. The pro forma loss for the nine months ended September 30, 2000 would have been $ 8,695,977. The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, compensation expense is recognized as the options vest and additional awards may be granted.


10.      BENEFIT PLANS

         On January 1, 1996, the Company adopted a 401(k) savings plan. Employees meeting certain eligibility requirements, as defined, may contribute a percentage of pretax gross wages up to the legally defined deferral limit. The Company may make discretionary contributions. As of December 31, 1998 and 1999, and September 30, 2000, the Company has not made any contributions to the plan.

11.      OPERATING LEASES

         The Company leases certain equipment and office space under operating leases. Total rent expense was $441,072 and $314,452 for the years ended December 31, 1998 and 1999, respectively, and $205,137 for the nine months ended September 30, 2000.

         Future minimum lease commitments of the Company under noncancelable operating leases are as follows at December 31, 1999:

                  2000                                 $ 85,688
                  2001                                   74,750
                  2002                                   19,498
                                                       -----------
                                                       $179,936
                                                       ===========


12.      COMMITMENTS AND CONTINGENCIES

         In 1994, the Company entered into a licensing agreement with a shareholder for the use of patent rights. The licensing agreement requires the Company to pay $7,500,000 in cumulative royalties. Annual payments are based upon sales volume except that minimum annual payments of $50,000 are required to be made beginning year 2000. Royalty payments, as a percentage of sales, are 4% for the first $2,000,000 in royalties, decreasing one percentage point to a floor of 1% for each $2,000,000 in royalties paid until $7,500,000 in cumulative royalties is paid. Royalty expense relating to this agreement was $40,305 and $16,664 for the years ended December 31, 1998 and 1999, respectively, and $10,983 for the nine months ended September 30, 2000. While royalties have been accrued based on 4% of agricultural sales, royalties were first paid beginning July 1999.

         During 1996, the Company entered into a royalty agreement with certain convertible note holders in connection with the issuance of $26,000,000 (face value) in convertible debt and other equity instruments. The agreement required annual royalty payments, equal to 7.28% of net sales beginning with 1997 sales. The royalty payments would terminate on the first to occur of (a) an acceptable sale or public offering as defined in the agreement or (b) any date after December 31, 2000, as of which the net present value of the sum of all royalty payments plus a hypothetical final payment of $15,600,000, all discounted at a rate of 30%, equaled $15,600,000. The estimated fair value of this obligation, plus imputed interest at 30%, was included in the accompanying consolidated balance sheet at December 31, 1998, as a royalty obligation. In 1999, imputed interest expense was recorded in an amount necessary to reflect the value of the royalty obligation as a component of the securities exchanged upon closing of the Settlement Agreement. Imputed interest expense was $1,485,750 and $1,175,161 for the years ended December 31, 1998 and 1999 respectively. The royalty obligation was canceled upon closing the Settlement Agreement transactions described in Note 13.

         The Company maintains an employment agreement expiring on June 30, 2001, renewable for two additional years at the employee's option, with a certain key employee providing for minimum aggregate annual payments of $185,000 and severance in the event of termination. Under the agreement, the employee is also eligible for cash and stock bonuses. The Company has also agreed to provide $550,000 in life insurance coverage for the employee.

         The Company and Dr. Gerald Gleich, Vice President of Research of its subsidiary, Donlar Pharmaceutical Corporation, entered into an agreement in May, 1997, whereby the Company purchased certain patents relating to the use of polyaspartates in a wide variety of allergic conditions. In return for those patents, Dr. Gleich was granted a 10% interest in Donlar Pharmaceutical Corporation and the right to receive royalties on sales of products based on those patents at rates ranging from 0.5% to 2.0%, to a maximum aggregate royalty of $10 million. No value has been assigned to the acquired patents. The length of time involved in realizing the value from a pharmaceutical patent makes such a valuation not determinable.

13.      LITIGATION

         In October 1998, the Company filed a complaint for injunction relief, declaratory judgement and actual and punitive damages in response to a September, 1998, complaint for injunctive and other relief by Willis Stein and Star Polymers which sought immediate exercisability of the warrants issued in connection with the 1996 Agreement described in Note 6.

         In 1999, the parties reached a settlement under the terms of which their legal actions were terminated. Under the terms of the Settlement Agreement (a) the Company paid at closing, on December 31, 1999, a combined $8 million in cash and a $9 million in 10% seven-year notes to Willis Stein and Star Polymers, (b) the warrants and royalties and Series B and C preferred stock were cancelled, (c) the two representatives of Willis Stein and Star Polymers resigned from the Board of Directors, and (d) the notes were converted into a 20,278,456 shares of Series A preferred stock. Willis Stein and Star Polymers combined are also entitled to receive one share of common or Series A preferred stock for every three shares of common or Series A preferred stock issued in the future as a result of the exercise or conversion of options, warrants and convertible debt outstanding at December 31, 1999, with exercise or conversion prices greater that $1.00 per share.


14.      RELATED-PARTY TRANSACTIONS

         One of the Company's common shareholders was a distributor for the Company. Sales to this customer totaled approximately $14,000 and $0 for the years ended December 31, 1998 and 1999, respectively, and $0 for the nine months ended September 30, 2000.

         Engineering services for the Company's new manufacturing facility in Peru, Illinois, amounting to approximately $24,000 and $0 for the years ended December 31, 1998 and 1999, and $0 for the nine months ended September 30, 2000, were provided by a holder of convertible notes and preferred stock. Of these amounts, approximately $0 is included in accounts payable as of December 31, 1998 and 1999, and September 30, 2000.

         The Company incurred approximately $649,000 and $375,000 during 1998 and 1999, respectively, and $0 for the nine months ended September 30, 2000, in fees to a law firm which had options to purchase 12,500 shares of Series A preferred stock of the Company.

         Consulting services amounting to $7,500 and $0 for the years ended December 31, 1998 and 1999, respectively, and $0 for the nine months ended September 30, 2000, were provided by a company of which a shareholder is a director and owner.


15.      SEGMENT INFORMATION

         The Company has two reportable segments: Life Sciences and BioPolymers. Both are in the market development stage of operation. The Life Sciences segment has derived its revenues to date from the agriculture market in the United States, in which its product is used as a plant nutrient absorption enhancer. The BioPolymers segment has derived its revenues to date from the water technology and detergents industries in Europe. The products perform as biodegradable scale and corrosion inhibitors in water processing and as antiredeposition agents in detergents.

         Both segments rely on common manufacturing facilities in the United States. Excess capacity costs associated with those facilities and the write-down of raw material inventory to market value are charged to cost of product, but are not allocated to segments. Unallocated costs relating to corporate headquarters in the United States include legal, accounting, administrative and certain general research costs. Costs incurred outside the United States are not material. Long lived assets and related depreciation as well as inventory are not separately identifiable by segment. Interest income and expense is not allocated by segment.

                                                                                     (Unaudited)
                                                      Years Ended                 Nine Months Ended
                                                      December 31,                  September 30,
                                       ------------------------------------       ------------------
                                            1998                 1999                   2000
                                       ----------------     ---------------       ------------------
       Revenues
          Life Sciences                 $    972,414          $   415,692             $  259,803
          BioPolymers                        268,833              378,031                720,197
                                       ----------------     ---------------       ------------------
          Total                         $  1,241,247             $793,723             $  980,000
                                       ================     ===============       ==================
       Loss-
          Life Sciences                 $  4,907,839          $ 2,892,519             $1,213,848
          BioPolymers                      1,189,730            1,164,575              1,087,795
       Unallocated Costs
          Cost of product                  1,462,068            3,309,681                945,618
          Selling, general and
              administrative               4,247,442            1,227,153              1,499,256
          Other expenses                   4,620,442            4,349,497              4,601,930
                                       ----------------     ---------------       ------------------
       Loss before income tax           $ 15,186,274          $12,149,702             $8,368,447
                                       ================     ===============       ==================

16.      BUSINESS COMBINATION

         On August 7, 2000, Donlar entered into an agreement with Biomune Systems, Inc. ("Biomune") to buy 427,311 shares of Biomune's common stock, approximately 19.9%, in exchange for a $1,115,025, 10% note receivable, due December 31, 2000. A partial settlement of the note receivable was made for $563,500, for 1,127,000 shares of Biomune's common stock.


17.      SUBSEQUENT EVENTS

         In October 2000 the group of insurance companies which provided the financing described in Note 6, purchased 926,500 shares of common stock for $713,405.

         On November 3, 2000, Biomune and Donlar amended their August 7, 2000 purchase agreement. The restructured transaction will take place in three phases. Biomune announced a 1 for 5 reverse split of its common stock. Biomune received $563,500 ($63,500 prior to the fiscal year end) in cash as partial payment to the $1.1 million note and issued 1,127,000 shares of its common stock to Donlar.

         Secondly, Donlar transferred the exclusive right to distribute and the exclusive right to all future sales from Donlar's crop nutrition management and oil field products to Biomune. Biomune also received certain research and development activity and $1,850,000 in cash, in exchange for issuing 40,152,520 additional shares of common stock, so that Donlar now owns approximately 96% of Biomune's common stock. In addition, Donlar cancelled the remaining portion of the $1.1 million note payable to Biomune. Donlar now owns 41,279,520 shares of Biomune's common stock.

         In January 2001, the Company transferred all of its assets and associated liabilities, excluding those related to Donlar's existing patent rights and all intellectual property relating to its genetic research activities, to Biomune as a capital contribution.

        INTRODUCTION TO UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS
                        OF OPERATIONS AND BALANCE SHEETS



The following unaudited proforma condensed combined statements of operations and balance sheets give effect to Donlar Corporation's ("Donlar") purchase of a 96% interest in Biomune Systems Inc. ("Biomune"), pursuant to their November 3, 2000 purchase agreement and their January 2001 agreement to transfer substantially all of Donlar's assets and associated liabilities to Biomune, and are based on the estimates and assumptions set forth below and in the notes to such statements which include pro forma adjustments. This proforma information has been prepared utilizing the historical financial statements of Donlar and Biomune as described below. This information should be read in conjunction with the historical financial statements and notes thereto. The pro forma financial data has been included as required by the rules and regulations of the SEC and is provided for comparative purposes only. The pro forma financial data does not purport to be indicative of the results which actually would have been obtained if the purchase agreement had been effected on the date or dates indicated or of those results which may be obtained in the future.

On November 3, 2000, Biomune agreed to buy the exclusive right to distribute Donlar's crop nutrition management and oil field products and $2,413,500 in exchange for issuing 41,279,520 shares of its common stock (96% ownership interest) to Donlar. Since this represents a change in control of Biomune, the transaction will be treated as a purchase of Biomune by Donlar. The purchase price is considered to be the estimated fair value of 4% of Donlar's stock which approximates 96% of the fair market value of Biomune's assets. The quoted market price of Biomune's outstanding shares is not used as the purchase price since these shares are unregistered and it is management's belief that the fair value of 4% of Donlar's shares is more readily determinable than the fair value of the shares outstanding.

The estimated fair value used in the pro forma financial statements are based on available information as applied to the balance sheet of Donlar as of September 30, 2000. The eventual allocation could vary from the pro forma adjustments.

The pro forma financial statements are presented as of and for the 9 months and 12 months ending September 30, 2000 and December 31, 1999, respectively. Donlar's and Biomune's fiscal year-ends are December 31, and September 30, respectively.

                  DONLAR CORPORATION AND BIOMUNE SYSTEMS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                                      September 30,   September 30,
                                         2000            2000              Pro Forma       Pro Forma
                                        Donlar          Biomune           Adjustments      Combined
                                      -----------     ------------        ------------    -----------
              ASSETS
Current assets
  Cash                                $   (60,076)    $      1,780        $          -    $   (58,296)
  Receivables, net                        262,629           91,214                            353,843
  Stock subscription receivable                 -          500,000 (1)        (500,000)             -
  Inventories, net                      2,699,547          168,040                   -      2,867,587
  Other current assets                    142,970           25,000                   -        167,970
                                      -----------     ------------        ------------    -----------
     Total current assets               3,045,070          786,034            (500,000)     3,331,104

Equity securities                               -          864,434                   -        864,434
Investment in affiliate                   563,500                - (1)        (563,500)             -
Property, plant and equipment, net     10,494,477           70,089 (2)          55,000     10,619,566
                                                                   (9)      (1,859,580)
Intangibles, net                        1,859,580            6,579 (6)       1,213,120      1,219,699
Other                                      10,000            6,657 (5)         340,000        356,657
                                      -----------     ------------        ------------    -----------
                                      $15,972,627     $  1,733,793        $ (1,314,960)   $16,391,460
                                      ===========     ============        ============    ===========
Current liabilities
  Accounts payable                    $   444,072     $    448,416        $          -    $   892,488
  Accrued expenses                      3,629,724          100,000 (5)         340,000      4,069,724
  Current portion of notes payable      2,493,045          253,408 (1)        (500,000)     2,246,453
                                      -----------     ------------        ------------    -----------

     Total current liabilities          6,566,841          801,824            (160,000)     7,208,665

Long-term liabilities
  Notes payable                        12,078,904                -                   -     12,078,904
  Convertible debt                     16,787,369                -                   -     16,787,369

Commitments and contingencies                   -                -                   -              -

Shareholders' equity
                                                                   (8)      (3,095,530)
  Common stock                          3,099,422              971 (1)            (563)         4,300

  Preferred stock                      31,511,004          195,172 (8)     (31,511,004)       195,172
                                                                   (8)         (44,332)
                                                                   (6)       1,268,120
                                                                   (9)      (1,859,580)
                                                                   (3)     (45,618,990)
                                                                   (8)      31,511,004
                                                                   (8)       3,095,530
  Additional paid in capital           16,390,366       46,386,802 (1)        (562,937)    50,565,983
  Accumulated deficit                 (70,416,947)     (45,618,990)(3)      45,618,990    (70,416,947)
  Shareholder receivables                 (44,332)         (31,986)(8)          44,332        (31,986)
                                      -----------     ------------        ------------    -----------

                                      (19,460,487)         931,969          (1,154,960)   (19,683,478)
                                      -----------     ------------        ------------    -----------
                                      $15,972,627        1,733,793        $ (1,314,960)   $16,391,460
                                      ===========     ============        ============    ===========

                  DONLAR CORPORATION AND BIOMUNE SYSTEMS, INC.

         UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      Nine months ended September 30, 2000

                                                                           Pro Forma      Pro Forma
                                               Donlar        Biomune      adjustments     combined
                                            -----------     ---------     -----------   ------------
Net sales                                   $   980,000     $ 511,514     $         -   $  1,491,514

Cost of goods sold                            1,412,884       377,269               -      1,790,153
                                            -----------   -----------     -----------   ------------
  Gross profit (loss)                          (432,884)      134,245               -       (298,639)

Selling, research, general and                                        (4)      13,500
  administrative expenses                     3,336,497     4,556,836 (7)     233,000      8,139,833
                                            -----------   -----------     -----------   ------------
  Operating loss                             (3,769,381)   (4,422,591)       (246,500)    (8,438,472)

Other (expense) income
  Interest income                                 6,316        17,894               -         24,210
  Interest expense                           (4,605,382)     (212,080)              -     (4,817,462)
  Loss on investment in affiliate                     -      (450,377)              -       (450,377)
  (Loss) gain on sale of equity securities            -      (692,792)              -       (692,792)
  Gain on sale of product line                        -             -               -              -
  Other                                               -        16,181               -         16,181
                                            -----------   -----------     -----------   ------------

  Total other expenses                       (4,599,066)   (1,321,174)              -     (5,920,240)
                                            -----------   -----------     -----------   ------------
Loss before income taxes                     (8,368,447)   (5,743,765)       (246,500)   (14,358,712)

Income taxes                                          -             -               -              -
                                            -----------   -----------     -----------   ------------
  NET LOSS                                  $(8,368,447)  $(5,743,765)    $  (246,500)  $(14,358,712)
                                            ===========   ===========     ============  ============

                       DONLAR CORPORATION AND SUBSIDIARIES

         UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      Twelve months ended December 31, 1999

                                                                                     Pro Forma         Pro Forma
                                                    Donlar           Biomune        adjustments        combined
                                                ---------------   ---------------  ---------------  ----------------
Net sales                                       $    793,723      $    483,027     $         -      $   1,276,750

Cost of goods sold                                 3,634,861           443,455               -          4,078,316
                                                ---------------   ---------------  ---------------  ----------------

         Gross profit (loss)                      (2,841,138)           39,572               -         (2,801,566)


Selling, research, general and                                                  (4)      18,000
   administrative expenses                         4,896,524         1,008,916  (7)     310,500         6,233,940
                                                ---------------   ---------------  ---------------  ----------------
         Operating loss                           (7,737,662)         (969,344)       (328,500)        (9,035,506)

Other (expense) income
   Interest income                                    31,716            70,385               -            102,101
   Interest expense                               (4,443,756)          (64,329)              -         (4,508,085)

   Loss on investment in affiliate                         -        (1,506,000)              -         (1,506,000)

   (Loss) gain on sale of equity securities                -           304,053               -            304,053

   Gain on sale of product line                            -           301,775               -            301,775

   Other                                                   -             9,840               -              9,840
                                                ---------------   ---------------  ---------------  ----------------

         Total other expenses                     (4,412,040)         (884,276)              -         (5,296,316)
                                                ---------------   ---------------  ---------------  ----------------

Loss before income taxes                         (12,149,702)       (1,853,620)       (328,500)       (14,331,822)

Income taxes                                               -                 -               -                  -
                                                ---------------   ---------------  ---------------  ----------------
         NET LOSS                               $(12,149,702)      $(1,853,620)      $(328,500)      $(14,331,822)
                                                ===============   ===============  ===============  ================

              NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF
                          OPERATIONS AND BALANCE SHEETS




The pro forma condensed combined financial statements do not purport to be indicative of the results which could actually have been obtained if the purchase agreement had been consummated on the date or dates indicated or which may be obtained in the future.

     (1) To eliminate the stock subscription receivable and investment in subsidiary.

     (2) To restate Biomune's property, plant and equipment to estimated fair value and to reverse prior accumulated depreciation.

     (3)  To eliminate Biomune's accumulated losses.

     (4) To increase depreciation expense on the assumed write-up of Biomune's assets to estimated fair value.

     (5)  To accrue direct costs of the transaction.

     (6)  To set up goodwill associated with the purchase price.

     (7) To amortize the goodwill and direct costs of the transaction over five years.

     (8) To eliminate the Donlar common stock, preferred stock and shareholder receivable.

     (9)  To leave the patents and intellectual property outside the entity.

Item 9.   CHANGE IN FISCAL YEAR

The Board of Directors of Biomune have elected to adopt a calendar year as Biomune's fiscal year starting with the year 2000.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registration has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BIOMUNE SYSTEMS, INC.


                                   By:  /s/ Larry P. Koskan
                                        -------------------------------
                                     Its: President and Chief Executive Officer